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                          NOBLE DRILLING CORPORATION
                          10370 RICHMOND AVENUE, SUITE 400        (NOBLE LOGO)
                          HOUSTON, TX 77042
NEWS                      PHONE: 713-974-3131  FAX: 713-974-3181
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             NOBLE DRILLING CORPORATION COMPLETES ACQUISITION OF
                     TRITON ENGINEERING SERVICES COMPANY


        HOUSTON, Texas, April 25, 1994 -- Noble Drilling Corporation has completed its acquisition of Triton Engineering Services Company and its subsidiaries. The parties announced in January 1994, that they had signed a letter of intent for the transaction, which was closed by the purchase by Noble Drilling of all of the outstanding shares of stock of Triton.

        Triton Engineering Services Company was founded by Joseph E. Beall in 1977. Beall, who owned a substantial majority of Triton's stock, will continue to serve as Triton's president. Trition provides engineering, consulting and "turn-key" drilling services, and manufacturing and rental of oil field equipment for the oil and gas industry.

        The consideration paid by Noble Drilling consisted of a combination of Noble Drilling common stock, cash and a six-month promissory note, plus additional consideration contingently payable at the end of two years, subject to reduction in certain events, and based in part on Triton's financial performance in 1994.

        James C. Day, Chairman, President and Chief Executive Officer of Noble Drilling Corporation, said "This acquisition represents a continuation of our efforts to expand the overall operational services provided by the company. Triton will augment our ability to compete in this important and evolving segment of the drilling industry."




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        Noble Drilling will schedule a teleconference with analysts on April
29, 1994 at 10:00 a.m., central daylight time, at which time management will be available to discuss the acquisition.

        Noble Drilling Corporation is a major drilling contractor with offshore and land operations in the United States, Canada, the United Kingdom, Africa, South America, Venezuela, the Middle East and the Far East. The company's outstanding Common Stock and $2.25 Convertible Exchangeable Preferred stock are traded in the NASDAQ/NMS under the symbols "NDCO" and "NDCOP", respectively.

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NDC-126
4/25/94
For additional information, contact:
Byron L. Welliver, Senior Vice President-Finance and Treasurer,
Noble Drilling Corporation 713-974-3131.